UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 10, 2013

CORNERWORLD CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-128614	98-0441869
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13010 Preston Road, Suite 100

Dallas, Texas 75240

(Address of principal executive offices) (zip code)

(888) 837-3910

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 10, 2013, CornerWorld Corporation (the “Company”) received a notice of default from counsel representing Ned Timmer (“Timmer”) pursuant to that certain promissory note dated March 30, 2011 (the “Promissory Note”) by and among the Company’s subsidiary Woodland Holdings Corporation (collectively “Woodland” or “Borrower”) and Timmer providing notice that Woodland had principal and interest payments due on April 30, 2013 totaling approximately $372,000. Timmer’s counsel notified Woodland that it had five business days to make the required payments or they would be in default pursuant to the terms of the Promissory Note.

As previously reported on the Company’s current report on Form 8-K filed May 6, 2013, the Company received a notice of default from Emerald Crest Management Company, LLC (“ECC”) pursuant to that certain credit agreement dated March 30, 2011 (the “Credit Agreement”) by and among S Squared, LLC and Enversa Companies, LLC (collectively “Borrowers”) and Sovereign Emerald Crest Capital Partners II, LP and Pacific Specialty Insurance Company (collectively the “Senior Lenders”) providing notice that the Company would be in default on April 30, 2013. The Company believes the notice from the Senior Lender constituted a written notice of default. As a result the Company believes that the Senior Lien Enforcement Trigger on the Global Collateral, as defined in the loan documents, was initiated as of April 30, 2013.

All of the Company’s secured payables are cross-defaulted and, accordingly, the Company is now in default to all of its secured lenders including the Senior Lenders and Junior Lenders, including Timmer, among others. Amounts due to secured creditors as of May 10, 2013 total approximately $7.6 million.

Pursuant to that certain Subordination Agreement dated March 30, 2011 (“Subordination Agreement”) between Borrowers and Senior Lenders, among other parties, the Company is precluded from paying any amounts to junior creditors (1) when making such payments of principal or interest on Subordinated Indebtedness, as defined, would result in an Event of Default or (2) when in default to the Senior Lenders. Further, the Subordination Agreement provides that, any missed payments of principal or interest due to Junior Creditors resulting from a default to the Senior Lenders, are added to the balance of the respective Junior Lenders’ loans and become additional installments to them after the final maturity of their loan. Making Timmer’s regularly scheduled principal payment would have caused the Company to default pursuant to section 7.03(b) of the Credit Agreement, the Debt Service Coverage covenant, and, as previously reported, the Company was in default to the Senior Lenders as of April 30, 2013.

The Company is currently exploring all of its options to address the notice of default including, but not limited to selling assets and raising additional capital in the form of either debt or equity. There can be no assurances at this time that the Company will be successful in its efforts to raise additional capital or refinance amounts payable to the Senior Lenders. Should the Company be unsuccessful in raising additional capital or negotiating with its Senior Lenders, actions may be taken pursuant to the Credit Agreement which include, among other remedies, foreclosure on the Company’s assets. Such actions would have a material adverse effect on the Company’s liquidity, financial condition and results of operations.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CornerWorld Corporation

Dated: May 16, 2013	By:	/s/ V. Chase McCrea III V. Chase McCrea III Chief Financial Officer